ABIGAIL ADAMS NATIONAL BANCORP, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT


Barbara Davis Blum, Optionee:

          Abigail Adams National Bancorp, Inc. (the "Company") hereby grants to you, the Optionee named above, an Option to purchase shares of the common stock of the Company ("Common Stock"). You have been awarded this Option in connection with your services to the Company and the Company's wholly-owned subsidiary The Adams National Bank (the "Bank"). This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The date of grant of this Option is February 20, 1996.

                   The details of your Option are as follows:

          1. The total number of shares subject to this Option is Twenty-Five Thousand (25,000). Twenty percent (20%) of the shares subject to this Option (or 5,000 shares) shall vest and become exercisable at each year-end, beginning on December 31, 1996 and ending on December 31, 2000. In the event your employment with the Company and the Bank shall terminate, or in the event of a Change in Control (as defined in the Employment Agreement dated February 20, 1996 by and among you, the Company and the Bank (the "Employment Agreement")), 100% of the shares subject to this Option (or 25,000 shares) shall immediately fully vest and become exercisable.

          2. (a) The Exercise Price of this Option is Twenty Dollars and Twenty-One Cents ($20.21) per share, which the Company believes is equal to 85% of the fair market value of the Common Stock on the date of the grant of this Option.

             (b) The Exercise Price per share shall be paid upon exercise of all of any part of this Option by you at the time the Option is exercised in cash or a check payable to the order of the Company, in Common Stock, or a combination of Common Stock and cash or a check.

          3. The minimum number of shares with respect to which this Option may be exercised at any one time is ten (10). This Option may not be exercised so as to purchase fractional shares.

          4. The term of this Option commences on the date of the grant hereof and, unless sooner terminated as set forth below, terminates on the date which is ten (10) years from the date of the grant of this Option. This Option shall terminate prior to the expiration of its term two years after the termination of your employment with the Company and the Bank for any reason, including by reason of your death or Disability (as defined in the Employment Agreement). Notwithstanding the foregoing provisions of this paragraph 4, no Option shall be exercisable later than the date on which the Option would otherwise expire pursuant to the first sentence of this paragraph 4.

          5. This Option may be exercised, to the extent specified above, by delivering written notice of exercise together with the Exercise Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.


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          6. This Option is not  transferable,  except by will or by the laws of descent and distribution or pursuant to the terms of a "qualified domestic relations order" within the meaning of Section 414(p) of the Code, and is exercisable during your life only by you, your personal representative or a permitted transferee. The terms of this Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

          7. Any notices provided for in this Option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you hereafter designate by written notice to the Company.

          8. By accepting this grant and the shares of Common Stock covered thereby, and by signing this instrument, you acknowledge that you are familiar with the terms of the grant, that you have been encouraged by the Company to discuss the grant with your own legal, tax and business advisers, and that you agree to be bound by the terms of the grant.

          9. You acknowledge that federal and state income tax withholding and payroll tax may apply upon exercise of this Option or upon certain other events related to the shares acquired upon exercise of this Option. You agree that such withholding may be accomplished with respect to the cash compensation (if any) due to you from the Company or the Bank. If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Company) to satisfy the full withholding obligation, you agree that at the election of the Company either: (a) you will pay over to the Company the amount of cash or, if permitted by applicable law and acceptable to the Company, property with a value necessary to satisfy such remaining withholding obligation on the date the Option is exercised or at a time thereafter specified in writing by the Company; or (b) the Company may, if permitted by applicable law, withhold an amount of Optioned Shares equal in value (as of the date of Option exercise) to the amount of the remaining withholding obligation. Upon due notice to you and if permitted by applicable law, the Company may satisfy the entire withholding obligation by withholding shares as provided in (b) above in lieu of withholding from you cash compensation.

          10. The Company hereby grants you the following registration rights in connection with the shares ("Shares") subject to this Option:

             (a) Incidental Registration. (i) If the Company proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act") (other than by a registration on Form S-4, S-8 or any successor or similar forms), whether or not for sale for its own account, it will at such time give prompt written notice to you of its intention to do so and of your rights hereunder. Upon written request made by you within 20 days after the receipt of such notice, the Company will use its best efforts to effect the registration under the Securities Act of all Shares which the Company has been so requested to register by you, by inclusion of such Shares in the registration statement which covers the securities which the Company proposes to register, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to you and, thereupon, (A) in the case of a determination not to register, shall be relieved of its obligation to register any Shares in connection with such registration (but not from its obligation to pay the registration expenses in

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connection therewith), without prejudice, however, to your right to request that such registration be effected as a registration  under Section 10(b) hereof, and
(B) in the case of a determination to delay registering, shall be permitted to delay registering any Shares, for the same period as the delay in registering such other securities. No registration effected under this Section 10(a) shall relieve the Company of its obligation to effect any registration upon request under Section 10(b), nor shall any such registration hereunder be deemed to have been effected pursuant to Section 10(b).

                  (ii) If the registration pursuant to Section 10(a) involves an underwritten offering of the securities so being registered, whether or not for sale for the account of the Company, to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, the managing underwriter of such underwritten offering shall inform the Company and you by letter of its belief that the distribution of all or a specified number of such Shares concurrently with the securities being distributed by such underwriters would interfere with the successful marketing of the securities being distributed by such underwriters (such writing to state the basis of such belief and the approximate number of such Shares which may be distributed without such effect), then the Company may, upon written notice to you, reduce (if and to the extent stated by such managing underwriter to be necessary to eliminate such effect) the number of such Shares the registration of which shall have been requested by you so that the resultant number of such Shares so included in such registration shall be equal to the number of Shares stated in such managing underwriter's letter.

                  (iii) The Company shall pay all registration expenses in connection with all registrations requested pursuant to this Section 10(a).

          (b) Registration on Request. (i) If you request in writing that the Company effect the registration under the Securities Act of all or part of the Shares, the Company will use its best efforts to effect the registration under the Securities Act of the Shares to permit the disposition of the Shares in an underwritten offering, provided that you shall be entitled to not more than one registration upon request, and provided further that the Company will not be required to register securities under this Section 10(b) to the extent that in the opinion of the Company's counsel, which shall be reasonably satisfactory to you, the sale of the Shares covered by the written request for registration may be affected pursuant to Rule 144 or otherwise without registration within a 90 day period.

                  (ii) The Company will pay all registration expenses in connection with registration requested pursuant to this Section 10(b).

                  (iii) A registration requested pursuant to this Section 10(b) shall not be deemed to have been effected (A) unless a registration statement with respect thereto has become effective, (B) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason, or (C) the conditions to closing specified in the underwriting agreement entered into in connection with such registration are not satisfied.


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                  (iv) If a  requested  registration  pursuant  to this  Section
10(b) shall involve an underwritten offering, and the managing underwriter shall advise the Company in writing (with a copy to you) that, in its opinion, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering within a price range acceptable to you, the Company will include in such registration, to the extent of the number which the Company is so advised can be sold in such offering, (i) first, the Shares requested to be included in such registration by you, and (ii) second, other Company Common Stock.

          Dated this 29th day of March, 1996.


                                       Very truly yours,

                                       ABIGAIL ADAMS NATIONAL BANCORP, INC.



                                       By:  /s/ Clarence L. James, Jr.
                                            __________________________
                                            Duly authorized on behalf of the
                                            Board of Directors


The undersigned:

             (a) Acknowledges receipt of the foregoing Option and understands that all rights and liabilities with respect to this Option are set forth in this Option Agreement;

             (b) Agrees that, in consideration of the grant of this Option, Optionee will comply with all the terms and conditions of this Agreement;

             (c) Acknowledges that as of the date of grant of this Option, it sets forth the entire understanding between the undersigned Optionee, and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on this subject.



                                       /s/ Barbara Davis Blum
                                       ______________________
                                       Optionee

                                                The Adams National Bank
                                                1627 K Street, NW
                                                Washington, DC 20006
                                       Address:____________________________




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